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                                  EXHIBIT 10.1
                              EMPLOYMENT AGREEMENT

                           U.S. Physical Therapy, Inc.
                 1300 West Sam Houston Parkway South, Suite 300
                              Houston, Texas 77042

Dear Larry:

          I have enjoyed our discussions to date, and it is my pleasure to offer you the position of Chief Financial Officer of U.S. Physical Therapy, Inc. (the "Company"). The terms of your retention by the Company are outlined below:

     1. Your position will be as stated above, and you shall be the principal financial and accounting officer of the Company, reporting to me as the President and CEO. This is a full-time position, and you shall not accept other responsibilities for compensation unless approved by me. Your service to non-profit institutions shall be limited in a manner that does not interfere with your duties at the Company. In making this offer to you, you have assured me that you are aware of the new requirements of the Sarbanes-Oxley Act, particularly the certification requirements thereunder, and you have agreed to make such certifications if correct. You have also agreed to serve as an officer and director of the Company and any of its subsidiaries without further compensation.

     2. Your base salary shall be $300,000 per annum, payable in accordance with normal Company payment schedules. You will receive an initial signing bonus of $12,500 when you start with the Company. You will be eligible for additional cash bonuses with the Company, but these bonuses are not fixed, and bonuses, if any, that you receive while serving the Company shall be set by the Compensation Committee of the Board.

     3. As an inducement for you to accept our offer of employment, you shall be awarded 50,000 non-qualified stock options to purchase Company common stock. The options will be issued by the Compensation Committee of the Board upon your reporting for duty, and exercisable at the fair market value of the common stock (i.e., the closing market price) on the date of issuance. These options will vest ratably each year on the anniversary date of your employment at 20% per annum, such that all shares will be vested after 5 years. However, the terms of the options shall provide that all options will become vested upon an event that constitutes a change of control (as defined in Attachment A hereto) in the Company.

     4. We expect that you will report for duty beginning September 2, 2003, and that your compensation will begin that date.

     5. The initial term of your employment will be for a period of three (3) years. If you are terminated during that period without "Cause" (as defined in Attachment A hereto), the Company will continue to pay you for one (1) year following your termination in accordance with the normal payroll practices. After the initial term of your employment, you shall be an "at will" employee, but if you are terminated after the initial term, without Cause, you shall be paid 6 months salary as a severance payment. During the payout of these severance payments, the Company shall continue to provide you health insurance, but all other benefits shall cease and you shall not be eligible to receive any bonuses.

     6. In the event that there is a Change of Control in the Company, as defined in Attachment A, and (a) you do not continue as the Chief Financial Officer of the Company after the Change of Control and for 6 months thereafter or (b) you are required to change your work location by more than 30 miles, then you shall be entitled to terminate your employment for "good reason" for a period of up to 90 days following the event giving rise to your right to terminate. Your termination for good reason shall be considered a termination by the Company without Cause and you shall be entitled to the same benefits if that had occurred during your first three years of employment (that is, you shall be entitled to a one year severance payment).

     7. You will be entitled to the same fringe benefits as are accorded to all senior management of the Company, which benefits I have described generally to you. You shall be eligible to take up to four (4) weeks of vacation each year. Your vacations should be coordinated with me to insure that the executive offices of the Company are staffed during normal vacation times.

          We hope that you will join us. This offer will remain open for acceptance until September 2, 2003. Should you choose to accept and the terms of employment stated above are acceptable to you, please sign in the space provided below.

                                       Cordially,

                                       /s/ Roy Spradlin
                                       ------------------------------
                                       Roy Spradlin, President and CEO

AGREED TO AND ACCEPTED
This 2nd day of September, 2003

/s/ Lawrance W. McAfee
-------------------------
Lawrance W. McAfee

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                                  ATTACHMENT A

For purposes of this Agreement:

"Cause" shall mean (i) the willful and material failure of McAfee to perform or observe (other than by reason of disability as contemplated in paragraph 9(a)) any of the terms or provisions of this Agreement, including the failure of McAfee to follow the reasonable written directions of the Company's Board of Directors, (ii) dishonesty or misconduct on the part of McAfee that is or is reasonably likely to be damaging or detrimental to the business of the Company,
(iii) conviction of a crime involving moral turpitude, (iv) habitual insobriety or failure to perform duties due to abuse of alcohol or drugs, or (v) misappropriation of funds.

"Change in Control" shall mean:

               (a) The transfer or sale by the Company of all or substantially all of the assets of the Company whether or not this Agreement is assigned or transferred as a part of such sale;

               (b) The transfer or sale of more than fifty percent (50%) of the outstanding shares of Common Stock of the Company;

               (c) A merger or consolidation involving the Company in a transaction in which the shareholders of the Company immediately prior to the merger or consolidation own less than fifty percent (50%) of the company surviving the merger or consolidation; or

               (d)  The voluntary or involuntary dissolution of the Company.

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